Exhibit 99.1
The Scotts Miracle-Gro Company	NEWS

ScottsMiracle-Gro Announces Third Quarter Financial Results;
Updates Full Year Sales and Earnings Outlook
•Company-wide third quarter net sales decreased 6% due to Hawthorne decline of 40%; U.S. Consumer net sales increased 1% over prior year
•Consumer POS dollars up 8% in the third quarter and over 5% year to date
•Year-to-date cash flow improved over $700 million
•Total Project Springboard savings to exceed $300 million
•Full-year sales and Adjusted EBITDA expected to decline
•Amended credit agreement updates leverage glidepath providing operational flexibility

MARYSVILLE, Ohio, August 2, 2023 – The Scotts Miracle-Gro Company (NYSE: SMG), the world’s leading marketer of branded consumer lawn and garden as well as indoor and hydroponic growing products, today announced its results for the third quarter ended July 1, 2023.

Sales for the period declined 6 percent driven by a 40 percent decline in the Hawthorne segment and a 1 percent improvement in the U.S. Consumer segment. Separately, the Company announced additional Project Springboard savings in excess of $100 million, bringing total reductions to more than $300 million, and a credit facility amendment with lower total revolver capacity and increased leverage targets.

“Regional weather extremes, inflationary pressures and price elasticity contributed to declines in retail foot traffic and volume,” said Jim Hagedorn, chairman and CEO. “Despite these challenges, POS dollars are up, and we’ve had market share gains. This is a testament to the power of our consumer franchise. For a variety of reasons, Lawns has not performed to expectations. With up to a third of our Lawns business in the fall, we are investing in aggressive consumer activation programs to narrow the delta.”

“Just as importantly, we’ve strengthened the company through expense reduction, cash flow improvement and debt paydown. We are on target for $1 billion in cash flow by the end of fiscal ‘24. Looking ahead, our amended credit facility provides room to meaningfully reduce debt while directing investments into the core business. In Hawthorne, we have line of sight to profitability and opportunities to leverage our leading positions in the multi-billion dollar cannabis space.”

Third quarter details
For the quarter ended July 1, 2023, company-wide sales decreased 6 percent to $1.12 billion. U.S. Consumer segment sales increased 1 percent to $916.4 million from $904.5 million driven by strong Growing Media net sales nearly $100 million higher in the quarter than a year ago. Hawthorne segment sales decreased 40 percent to $93.4 million, compared with $154.5 million during the same period last year.

GAAP and non-GAAP adjusted gross margin rates for the quarter were 18.4 percent and 21.3 percent, respectively. These compare to 19.9 percent and 25.5 percent in the prior year. The declines were primarily due to higher commodity costs and unfavorable conversion and fixed cost leverage related to lower volume in both major business segments. Gross margin rates were also nearly 200 basis points lower from one-time pandemic-driven excess and obsolete inventory write-offs. These combined pressures were partially offset by net pricing and distribution savings from Project Springboard. Favorability from net pricing was significantly lower for the quarter, ending near flat to prior year, on lower Lawns category volume and higher costs related to volume rebates and promotional programs. The Company’s debt-to-EBITDA ratio at the end of the quarter was 6.15 times and within the revised covenant maximum of 7.00 times.

“In the face of dynamic retail and macro conditions, we executed on what we could control, including strong engagement with our retail partners, targeted marketing efforts and aggressive actions through Project Springboard,” said Matt Garth, executive vice president and CFO. “We are taking the difficult and necessary steps to rightsize our business and drive sustainable efficiency gains. These activities will enhance free cash flow generation to be directed to debt paydown.”

“The credit facility amendment provides a maximum leverage glidepath that better reflects the timing of margin recovery and debt reduction. We remain committed to driving leverage below 3.5 times as quickly as possible in order to return to a more balanced and strategic capital allocation approach.”

GAAP net income was $43.7 million, or $0.77 per diluted share, compared with a prior year loss of $443.9 million, or $8.01 per diluted share. The current quarter results include impairment, restructuring and other non-recurring items of $34.5 million, compared to $724.2 million a year ago, primarily related to inventory write-downs, facility closure costs, and impairment of right-of-use assets associated with Project Springboard. Non-GAAP adjusted earnings, which exclude impairment, restructuring, and other non-recurring items, were $66.0 million, or $1.17 per diluted share, compared with $110.4 million, or $1.98 per diluted share last year.

Year-to-date details
Company-wide sales for the first nine months of fiscal 2023 decreased 7 percent to $3.18 billion, compared with $3.43 billion a year ago. Sales in the U.S. Consumer segment increased 1 percent, to $2.64 billion. Hawthorne sales decreased 42 percent to $317.6 million.

The GAAP gross margin rate on a year-to-date basis was 22.5 percent. The non-GAAP adjusted rate was 27.6 percent. These compare with 27.5 percent and 29.6 percent, respectively, last year. The reasons for the declines are consistent with the factors that drove third quarter results.

SG&A of $443.3 million was 13.9 percent of net sales and reflects a 10 percent decrease from 2022 and a 24 percent decrease over two years, primarily driven by continued cost savings efforts associated with Project Springboard and lower accruals for incentive compensation. The Company expects full year SG&A to be sustainable in a range of 15 to 16 percent of net sales.

Interest expense increased $55.0 million to $138.1 million primarily due to an increase in average borrowing rates. GAAP net income was $88.3 million, or $1.57 per diluted share, compared with a loss of $217.5 million, or $3.91 per diluted share, in the prior year.

Non-GAAP adjusted earnings, which exclude impairment, restructuring and other non-recurring items, were $223.4 million, or $3.97 per diluted share, compared with $343.3 million, or $6.11 per diluted share last year.

Full-year outlook
The Company now expects total net sales to decline approximately 10 to 11 percent mainly driven by a net sales decline in the U.S. Consumer segment of 2 to 4 percent and a net sales decline of 30 to 35 percent in the Hawthorne segment. Additionally, operating income is expected to range from 7 to 7.5 percent of sales for the year. Including these revisions, full-year Adjusted EBITDA is expected below prior year by about 25 percent, and the resulting tax rate will move higher to 28 to 29 percent for the year. Expectations for interest expense and strong free cash flow generation remain unchanged.

Conference Call and Webcast Scheduled for 9 a.m. ET Today, August 2
The Company will discuss results during a webcast and conference call today at 9:00 a.m. ET. To participate in the conference call, please register in advance at this link. Upon registration, all telephone participants will receive the dial-in number along with a unique PIN number that can be used to access the call. If you do not anticipate asking a question, we recommend joining via the live webcast on the Company’s investor relations website at http://investor.scotts.com. The replay of the conference call will also be available on the Company’s website, where an archive of the press release and any accompanying information will remain available for at least a 12-month period.

Net sales details

Fiscal Third Quarter (April - June 2023)
Net Sales Drivers (1)	Volume & Mix	Foreign Exchange	Price	Other(2)	Net Sales
U.S. Consumer	1%	—%	—%	—%	1%
Hawthorne	(39)%	—%	(1)%	—%	(40)%
Other	(18)%	(4)%	8%	—%	(14)%
Total SMG	(6)%	(1)%	1%	—%	(6)%

Fiscal Year-to-Date (October 2022 - June 2023)
Net Sales Drivers (1)	Volume & Mix	Foreign Exchange	Price	Other(2)	Net Sales
U.S. Consumer	(6)%	—%	7%	—%	1%
Hawthorne	(45)%	(1)%	3%	1%	(42)%
Other	(18)%	(5)%	8%	—%	(15)%
Total SMG	(13)%	—%	6%	—%	(7)%
(1) Net Sales percentage changes are approximations based on quantitative formulas that are consistently applied
(2) Other includes the impact of acquisitions and divestitures and rounding impacts necessary to reconcile volume to net sales

About ScottsMiracle-Gro
With approximately $3.9 billion in sales, the Company is the world’s largest marketer of branded consumer products for lawn and garden care. The Company’s brands are among the most recognized in the industry. The Company’s Scotts®, Miracle-Gro®, and Ortho® brands are market-leading in their categories. The Company’s wholly-owned subsidiary, The Hawthorne Gardening Company, is a leading provider of nutrients, lighting, and other materials used in the indoor and hydroponic growing segment. For additional information, visit us at www.scottsmiraclegro.com.

Cautionary Note Regarding Forward-Looking Statements
Statements contained in this press release, other than statements of historical fact, which address activities, events and developments that the Company expects or anticipates will or may occur in the future, including, but not limited to, information regarding the future economic performance and financial condition of the Company, the plans and objectives of the Company’s management, and the Company’s assumptions regarding such performance and plans are “forward-looking statements” within the meaning of the U.S. federal securities laws that are subject to risks and uncertainties. These forward-looking statements generally can be identified as statements that include phrases such as “guidance,” “outlook,” “projected,” “believe,” “target,” “predict,” “estimate,” “forecast,” “strategy,” “may,” “goal,” “expect,” “anticipate,” “intend,” “plan,” “foresee,” “likely,” “will,” “should” or other similar words or phrases. Actual results could differ materially from the forward-looking information in this release due to a variety of factors, including, but not limited to:

•If the Company underestimates or overestimates demand for its products and does not maintain appropriate inventory levels, its net sales and/or working capital could be negatively impacted;
•The Company’s indebtedness could limit its flexibility and adversely affect its financial condition;
•Disruptions in availability or increases in the prices of raw materials or fuel could adversely affect the Company's business;
•The effects of the ongoing coronavirus (COVID-19) pandemic and any possible recurrence of other similar types of pandemics, or any other widespread public health emergencies, could have a material adverse effect on the Company’s business, results of operations, financial condition and/or cash flows;
•A significant interruption in the operation of the Company’s or its suppliers’ facilities could impact the Company’s capacity to produce products and service its customers, which could adversely affect the Company’s revenues and earnings;
•The Company’s decision to maintain, reduce or discontinue paying cash dividends to its shareholders or repurchasing its Common Shares could cause the market price for its common shares to decline;
•Climate change and unfavorable weather conditions could adversely impact financial results;
•If the Company is unable to effectively execute its e-commerce business, its reputation and operating results may be harmed;
•Because of the concentration of the Company’s sales to a small number of retail customers, the loss of one or more of, or significant reduction in orders from, its top customers, or a material reduction in the inventory of the Company’s products that they carry, could adversely affect the Company’s financial results;
•Acquisitions, other strategic alliances and investments could result in operating difficulties, dilution and other harmful consequences that may adversely impact the Company’s business and results of operations;
•Damage to the Company’s reputation or the reputation of its products or products it markets on behalf of third parties could have an adverse effect on its business;
•Certain of the Company’s products may be purchased for use in new or emerging industries or segments and/or be subject to varying, inconsistent, and rapidly changing laws, regulations, administrative practices, enforcement approaches, judicial interpretations and consumer perceptions;

•The Company’s operations may be impaired if its information technology systems fail to perform adequately or if it is the subject of a data breach or cyber-attack;
•The Company may not be able to adequately protect its intellectual property and other proprietary rights that are material to the Company’s business;
•In the event the Third Restated Marketing Agreement for consumer Roundup products terminates, or Monsanto’s consumer Roundup business materially declines the Company would lose a substantial source of future earnings and overhead expense absorption; and
•Hagedorn Partnership, L.P. beneficially owns approximately 25% of the Company’s common shares and can significantly influence decisions that require the approval of shareholders.

Additional detailed information concerning a number of the important factors that could cause actual results to differ materially from the forward-looking information contained in this release is readily available in the Company’s publicly filed quarterly, annual and other reports. The Company disclaims any obligation to update developments of these risk factors or to announce publicly any revision to any of the forward-looking statements contained in this release, or to make corrections to reflect future events or developments.

For investor inquiries:
Aimee DeLuca
Sr. Vice President
Investor Relations
(937) 578-5621

For media inquiries:
Tom Matthews
Chief Communications Officer
Corporate Affairs
(937) 644-7044

THE SCOTTS MIRACLE-GRO COMPANY
Condensed Consolidated Statements of Operations
(In millions, except per share data)
(Unaudited)

		Three Months Ended			Nine Months Ended
	Footnotes	July 1, 2023	July 2, 2022	% Change	July 1, 2023	July 2, 2022	% Change
Net sales		$1,118.7	$1,186.1	(6)%	$3,176.8	$3,430.4	(7)%
Cost of sales		880.1	883.7		2,300.7	2,415.6
Cost of sales—impairment, restructuring and other		32.7	65.8		161.8	71.1
Gross margin		205.9	236.6	(13)%	714.3	943.7	(24)%
% of sales		18.4%	19.9%		22.5%	27.5%
Operating expenses:
Selling, general and administrative		128.5	135.8	(5)%	443.3	494.6	(10)%
Impairment, restructuring and other		1.7	658.4		32.0	660.2
Other (income) expense, net		(1.6)	4.9		(2.7)	(1.0)
Income (loss) from operations		77.3	(562.5)	114%	241.7	(210.1)	215%
% of sales		6.9%	(47.4)%		7.6%	(6.1)%
Equity in income of unconsolidated affiliates		(22.2)	(15.1)		(3.5)	(1.3)
Interest expense		47.1	31.0		138.1	83.1
Other non-operating (income) expense, net		0.4	(1.7)		(0.2)	(5.4)
Income (loss) before income taxes		52.0	(576.7)	109%	107.3	(286.5)	137%
Income tax expense (benefit)		8.3	(132.8)		19.0	(69.0)
Net income (loss)		$43.7	$(443.9)	110%	$88.3	$(217.5)	141%

Basic net income (loss) per common share	(1)	$0.78	$(8.01)	110%	$1.58	$(3.91)	140%
Diluted net income (loss) per common share	(2)	$0.77	$(8.01)	110%	$1.57	$(3.91)	140%

Common shares used in basic net income (loss) per share calculation		56.2	55.4	1%	55.9	55.6	1%
Common shares and potential common shares used in diluted net income (loss) per share calculation		56.6	55.4	2%	56.3	55.6	1%

Non-GAAP results:
Adjusted net income	(3)	$66.0	$110.4	(40)%	$223.4	$343.3	(35)%
Adjusted diluted net income per common share	(2) (3)	$1.17	$1.98	(41)%	$3.97	$6.11	(35)%
Adjusted EBITDA	(3)	$127.0	$194.5	(35)%	$553.0	$629.2	(12)%
Note: See accompanying footnotes on page 10.

THE SCOTTS MIRACLE-GRO COMPANY
Segment Results
(In millions)
(Unaudited)
The Company divides its operations into three reportable segments: U.S. Consumer, Hawthorne and Other. U.S. Consumer consists of the Company’s consumer lawn and garden business in the United States. Hawthorne consists of the Company’s indoor and hydroponic gardening business. Other primarily consists of the Company’s consumer lawn and garden business outside the United States. This identification of reportable segments is consistent with how the segments report to and are managed by the chief operating decision maker of the Company. In addition, Corporate consists of general and administrative expenses and certain other income and expense items not allocated to the business segments.

The performance of each reportable segment is evaluated based on several factors, including income (loss) before income taxes, amortization, impairment, restructuring and other charges (“Segment Profit (Loss)”), which is a non-GAAP financial measure. Senior management uses Segment Profit (Loss) to evaluate segment performance because they believe this measure is indicative of performance trends and the overall earnings potential of each segment.

The following tables present financial information for the Company’s reportable segments for the periods indicated:

	Three Months Ended			Nine Months Ended
	July 1, 2023	July 2, 2022	% Change	July 1, 2023	July 2, 2022	% Change
Net Sales:
U.S. Consumer	$916.4	$904.5	1%	$2,642.7	$2,626.7	1%
Hawthorne	93.4	154.5	(40)%	317.6	547.7	(42)%
Other	108.9	127.1	(14)%	216.5	256.0	(15)%
Consolidated	$1,118.7	$1,186.1	(6)%	$3,176.8	$3,430.4	(7)%

Segment Profit (Loss) (Non-GAAP):
U.S. Consumer	$124.8	$181.1	(31)%	$553.5	$620.7	(11)%
Hawthorne	(8.7)	4.1	(312)%	(41.7)	2.0	(2,185)%
Other	5.8	10.9	(47)%	21.8	22.7	(4)%
Total Segment Profit (Non-GAAP)	121.9	196.1	(38)%	533.6	645.4	(17)%
Corporate	(3.4)	(25.2)		(77.4)	(95.7)
Intangible asset amortization	(6.7)	(9.2)		(20.8)	(28.5)
Impairment, restructuring and other	(34.5)	(724.2)		(193.7)	(731.3)
Equity in income of unconsolidated affiliates	22.2	15.1		3.5	1.3
Interest expense	(47.1)	(31.0)		(138.1)	(83.1)
Other non-operating income (expense), net	(0.4)	1.7		0.2	5.4
Income (loss) before income taxes (GAAP)	$52.0	$(576.7)	109%	$107.3	$(286.5)	137%

THE SCOTTS MIRACLE-GRO COMPANY
Condensed Consolidated Balance Sheets
(In millions)
(Unaudited)

	July 1, 2023	July 2, 2022	September 30, 2022

ASSETS
Current assets:
Cash and cash equivalents	$27.4	$27.8	$86.8
Accounts receivable, net	1,159.9	952.5	378.8
Inventories	884.9	1,407.6	1,343.5
Prepaid and other current assets	178.8	200.8	172.8
Total current assets	2,251.0	2,588.7	1,981.9
Investment in unconsolidated affiliates	196.5	208.3	193.8
Property, plant and equipment, net	590.3	625.2	606.0
Goodwill	254.5	254.7	254.0
Intangible assets, net	560.2	627.1	580.2
Other assets	601.9	689.7	680.9
Total assets	$4,454.4	$4,993.7	$4,296.8
LIABILITIES AND EQUITY
Current liabilities:
Current portion of debt	$450.7	$322.0	$144.3
Accounts payable	365.7	291.0	422.6
Other current liabilities	512.7	458.9	397.0
Total current liabilities	1,329.1	1,071.9	963.9
Long-term debt	2,628.8	3,155.6	2,826.2
Other liabilities	361.7	348.1	359.0
Total liabilities	4,319.6	4,575.6	4,149.1
Equity	134.8	418.1	147.7
Total liabilities and equity	$4,454.4	$4,993.7	$4,296.8

THE SCOTTS MIRACLE-GRO COMPANY
Reconciliation of Non-GAAP Disclosure Items (3)
(In millions, except per share data)
(Unaudited)

	Three Months Ended July 1, 2023			Three Months Ended July 2, 2022
	As Reported (GAAP)	Impairment, Restructuring and Other	Adjusted (Non- GAAP)	As Reported (GAAP)	Impairment, Restructuring and Other	Adjusted (Non- GAAP)
Gross margin	$205.9	$(32.7)	$238.6	$236.6	$(65.8)	$302.5
Gross margin as a % of sales	18.4%		21.3%	19.9%		25.5%
Income (loss) from operations	77.3	(34.5)	111.8	(562.5)	(724.2)	161.7
Income (loss) from operations as a % of sales	6.9%		10.0%	(47.4)%		13.6%
Income (loss) before income taxes	52.0	(34.5)	86.4	(576.7)	(724.2)	147.5
Income tax expense (benefit)	8.3	(12.1)	20.4	(132.8)	(169.8)	37.1
Net income (loss)	43.7	(22.4)	66.0	(443.9)	(554.4)	110.4
Diluted net income (loss) per common share	0.77	(0.40)	1.17	(8.01)	(9.94)	1.98
Common shares and potential common shares used in diluted net income (loss) per share calculation (4)	56.6		56.6	55.4		55.8

Calculation of Adjusted EBITDA (3):	Three Months Ended July 1, 2023	Three Months Ended July 2, 2022
Net income (loss) (GAAP)	$43.7	$(443.9)
Income tax expense (benefit)	8.3	(132.8)
Interest expense	47.1	31.0
Depreciation	15.8	17.9
Amortization	6.7	9.2
Impairment, restructuring and other charges	34.5	724.2
Equity in income of unconsolidated affiliates (5)	(22.2)	(15.1)
Interest income	(1.3)	(1.5)
Share-based compensation	(5.6)	5.5
Adjusted EBITDA (Non-GAAP)	$127.0	$194.5

Note: See accompanying footnotes on page 10.
The sum of the components may not equal due to rounding.

THE SCOTTS MIRACLE-GRO COMPANY
Reconciliation of Non-GAAP Disclosure Items (3)
(In millions, except per share data)
(Unaudited)

	Nine Months Ended July 1, 2023			Nine Months Ended July 2, 2022
	As Reported (GAAP)	Impairment, Restructuring and Other	Adjusted (Non- GAAP)	As Reported (GAAP)	Impairment, Restructuring and Other	Adjusted (Non- GAAP)
Gross margin	$714.3	$(161.7)	$876.0	$943.7	$(71.1)	$1,014.8
Gross margin as a % of sales	22.5%		27.6%	27.5%		29.6%
Income (loss) from operations	241.7	(193.7)	435.4	(210.1)	(731.3)	521.3
Income (loss) from operations as a % of sales	7.6%		13.7%	(6.1)%		15.2%
Income (loss) before income taxes	107.3	(193.7)	301.1	(286.5)	(731.3)	444.9
Income tax expense (benefit)	19.0	(58.6)	77.6	(69.0)	(170.5)	101.6
Net income (loss)	88.3	(135.1)	223.4	(217.5)	(560.8)	343.3
Diluted net income (loss) per common share	1.57	(2.40)	3.97	(3.91)	(9.98)	6.11
Common shares and potential common shares used in diluted net income (loss) per share calculation (4)	56.3		56.3	55.6		56.2

Calculation of Adjusted EBITDA (3):	Nine Months Ended July 1, 2023	Nine Months Ended July 2, 2022
Net income (loss) (GAAP)	$88.3	$(217.5)
Income tax expense (benefit)	19.0	(69.0)
Interest expense	138.1	83.1
Depreciation	49.6	50.3
Amortization	20.8	28.5
Impairment, restructuring and other charges	193.7	731.3
Equity in income of unconsolidated affiliates (5)	(3.5)	(1.3)
Interest income	(5.7)	(4.8)
Share-based compensation	52.7	28.6
Adjusted EBITDA (Non-GAAP)	$553.0	$629.2

Note: See accompanying footnotes on page 10.
The sum of the components may not equal due to rounding.

THE SCOTTS MIRACLE-GRO COMPANY
Footnotes to Preceding Financial Statements

(1)Basic net income (loss) per common share amounts are calculated by dividing net income (loss) by the weighted average number of common shares outstanding during the period.

(2)Diluted net income (loss) per common share amounts are calculated by dividing net income (loss) by the weighted average number of common shares, plus all potential dilutive securities (common stock options, performance shares, performance units, restricted stock and restricted stock units) outstanding during the period.

(3)Reconciliation of Non-GAAP Measures

Use of Non-GAAP Measures

To supplement the financial measures prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), the Company uses non-GAAP financial measures. The reconciliations of these non-GAAP financial measures to the most directly comparable financial measures calculated and presented in accordance with GAAP are shown in the tables above. These non-GAAP financial measures should not be considered in isolation from, or as a substitute for or superior to, financial measures reported in accordance with GAAP. Moreover, these non-GAAP financial measures have limitations in that they do not reflect all the items associated with the operations of the business as determined in accordance with GAAP. Other companies may calculate similarly titled non-GAAP financial measures differently than the Company, limiting the usefulness of those measures for comparative purposes.

In addition to GAAP measures, management uses these non-GAAP financial measures to evaluate the Company’s performance, engage in financial and operational planning and determine incentive compensation because it believes that these measures provide additional perspective on and, in some circumstances are more closely correlated to, the performance of the Company’s underlying, ongoing business.

Management believes that these non-GAAP financial measures are useful to investors in their assessment of operating performance and the valuation of the Company. In addition, these non-GAAP financial measures address questions routinely received from analysts and investors and, in order to ensure that all investors have access to the same data, management has determined that it is appropriate to make this data available to all investors. Non-GAAP financial measures exclude the impact of certain items (as further described below) and provide supplemental information regarding operating performance. By disclosing these non-GAAP financial measures, management intends to provide investors with a supplemental comparison of operating results and trends for the periods presented. Management believes these non-GAAP financial measures are also useful to investors as such measures allow investors to evaluate performance using the same metrics that management uses to evaluate past performance and prospects for future performance. Management views free cash flow as an important measure because it is one factor used in determining the amount of cash available for dividends and discretionary investment.

Exclusions from Non-GAAP Financial Measures

Non-GAAP financial measures reflect adjustments based on the following items:

•Impairments, which are excluded because they do not occur in or reflect the ordinary course of the Company’s ongoing business operations and their exclusion results in a metric that provides supplemental information about the sustainability of operating performance.
•Restructuring and employee severance costs, which include charges for discrete projects or transactions that fundamentally change the Company’s operations and are excluded because they are not part of the ongoing operations of its underlying business, which includes normal levels of reinvestment in the business.
•Costs related to refinancing, which are excluded because they do not typically occur in the normal course of business and may obscure analysis of trends and financial performance. Additionally, the amount and frequency of these types of charges is not consistent and is significantly impacted by the timing and size of debt financing transactions.
•Discontinued operations and other unusual items, which include costs or gains related to discrete projects or transactions and are excluded because they are not comparable from one period to the next and are not part of the ongoing operations of the Company’s underlying business.

The tax effect for each of the items listed above is determined using the tax rate and other tax attributes applicable to the item and the jurisdiction(s) in which the item is recorded.

THE SCOTTS MIRACLE-GRO COMPANY
Footnotes to Preceding Financial Statements

Definitions of Non-GAAP Financial Measures

The reconciliations of non-GAAP disclosure items include the following financial measures that are not calculated in accordance with GAAP and are utilized by management in evaluating the performance of the business, engaging in financial and operational planning, determining incentive compensation and determining the amount of cash available for dividends and discretionary investments, and by investors and analysts in evaluating performance of the business:

Adjusted gross margin: Gross margin excluding impairment, restructuring and other charges / recoveries.
Adjusted income (loss) from operations: Income (loss) from operations excluding impairment, restructuring and other charges / recoveries.
Adjusted income (loss) before income taxes: Income (loss) before income taxes excluding impairment, restructuring and other charges / recoveries, costs related to refinancing and certain other non-operating income / expense items.
Adjusted income tax expense (benefit): Income tax expense (benefit) excluding the tax effect of impairment, restructuring and other charges / recoveries, costs related to refinancing and certain other non-operating income / expense items.
Adjusted net income (loss): Net income (loss) excluding impairment, restructuring and other charges / recoveries, costs related to refinancing and certain other non-operating income / expense items, each net of tax.
Adjusted diluted net income (loss) per common share: Diluted net income (loss) per common share excluding impairment, restructuring and other charges / recoveries, costs related to refinancing and certain other non-operating income / expense items, each net of tax.
Adjusted EBITDA: Net income (loss) before interest, taxes, depreciation and amortization as well as certain other items such as the impact of the cumulative effect of changes in accounting, costs associated with debt refinancing and other non-recurring or non-cash items affecting net income (loss). A form of Adjusted EBITDA is used in agreements governing the Company’s outstanding indebtedness for debt covenant compliance purposes. Adjusted EBITDA as used in those agreements includes additional adjustments to the Adjusted EBITDA presented in the Company’s earnings press releases and investor presentations which may decrease or increase Adjusted EBITDA for purposes of the Company’s financial covenants.

For the three and nine months ended July 1, 2023, the following items were adjusted, in accordance with the definitions above, to arrive at the non-GAAP financial measures:

•During fiscal 2022, the Company began implementing a series of Company-wide organizational changes and initiatives intended to create operational and management-level efficiencies. As part of this restructuring program, the Company is reducing the size of its supply chain network, reducing staffing levels and implementing other cost-reduction initiatives. During the three and nine months ended July 1, 2023, the Company incurred costs of $32.7 million and $160.9 million, respectively, in the “Cost of sales—impairment, restructuring and other” line in the Condensed Consolidated Statements of Operations and $1.7 million and $24.9 million, respectively, in the “Impairment, restructuring and other” line in the Condensed Consolidated Statements of Operations associated with this restructuring initiative primarily related to inventory write-down charges, employee termination benefits, facility closure costs and impairment of right-of-use assets and property, plant and equipment.

For the three and nine months ended July 2, 2022, the following items were adjusted, in accordance with the definitions above, to arrive at the non-GAAP financial measures:

•During the three and nine months ended July 2, 2022, the Company recognized non-cash, pre-tax goodwill and intangible asset impairment charges of $632.4 million related to its Hawthorne segment in the “Impairment, restructuring and other” line in the Condensed Consolidated Statements of Operations, comprised of $522.4 million of goodwill impairment charges and $110.0 million of finite-lived intangible asset impairment charges. The tax impact of the impairment charges was a benefit of $138.0 million for the three and nine months ended July 2, 2022 and was recorded in the “Income tax expense (benefit)” line in the Condensed Consolidated Statements of Operations.
•During the three and nine months ended July 2, 2022, the Company incurred inventory write-down charges of $45.9 million in the “Cost of sales—impairment, restructuring and other” line in the Condensed Consolidated Statements of Operations associated with its decision to discontinue and exit the market for certain lighting products and brands.
•During the three and nine months ended July 2, 2022, the Company began implementing a series of Company-wide organizational changes and initiatives intended to create operational and management-level efficiencies. During the three and nine months ended July 2, 2022, the Company incurred costs of $19.9 million and $25.2 million, respectively, in the “Cost of sales—impairment, restructuring and other” line in the Condensed Consolidated

THE SCOTTS MIRACLE-GRO COMPANY
Footnotes to Preceding Financial Statements

Statements of Operations and $20.8 million in the “Impairment, restructuring and other” line in the Condensed Consolidated Statements of Operations primarily related to employee termination benefits and impairment of property, plant and equipment associated with this restructuring initiative.

Forward Looking Non-GAAP Measures
In this release, the Company presents certain forward-looking non-GAAP measures. The Company does not provide outlook on a GAAP basis because changes in the items that the Company excludes from GAAP to calculate the comparable non-GAAP measure, described above, can be dependent on future events that are less capable of being controlled or reliably predicted by management and are not part of the Company’s routine operating activities. Additionally, due to their unpredictability, management does not forecast many of the excluded items for internal use and therefore cannot create or rely on a GAAP outlook without unreasonable efforts. The occurrence, timing and amount of any of the items excluded from GAAP to calculate non-GAAP could significantly impact the Company’s GAAP results. As a result, the Company does not provide a reconciliation of forward-looking non-GAAP measures to GAAP measures, in reliance on the unreasonable efforts exception provided under Item 10(e)(1)(i)(B) of Regulation S-K.

(4)Due to the GAAP net loss for the three and nine months ended July 2, 2022, diluted average common shares used in the GAAP diluted loss per common share calculation excluded potential Common Shares of 0.4 million and 0.6 million, respectively, because the effect of their inclusion would be anti-dilutive. Diluted average common shares used in the non-GAAP adjusted diluted income per common share calculation for the three and nine months ended July 2, 2022 included dilutive potential Common Shares of 0.4 million and 0.6 million, respectively.

(5)Equity in income / loss of unconsolidated affiliates is excluded from the calculation of non-GAAP Adjusted EBITDA. This exclusion is consistent with the calculation of that measure as required by the Company’s borrowing arrangements. This change was first reflected in the calculation of Adjusted EBITDA during the fourth quarter of fiscal 2022. The prior period amounts have been reclassified to conform to the revised calculation.